                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                               AAR CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

   [LOGO]

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 13, 1999

To the Stockholders of AAR CORP.:

The Annual Meeting of Stockholders of AAR CORP. for the year 1999 will be held in the Shareholders' Room (21st Floor) of Bank of America Illinois, 231 S. LaSalle Street, Chicago, Illinois, on Wednesday, October 13, 1999, at 3:00 P.M. (Chicago time). At the meeting, stockholders will act on the following matters:

1. Election of three Class III directors to serve until the 2002 Annual Meeting of Stockholders; and

2. Amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, $1.00 par value, from 80,000,000 to 100,000,000; and

3.  Any other matter that may properly come before the meeting.

                                          By Order of the Board of Directors

                                          HOWARD A. PULSIFER
                                          SECRETARY

August 23, 1999

YOUR VOTE IS IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

   [LOGO]

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
October 13, 1999

                                  SOLICITATION

This Proxy Statement and the enclosed proxy card were mailed to shareholders on or about August 23, 1999, in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 1999 Annual Meeting.

The cost of the solicitation of proxies will be paid by the Company. The Company has engaged D. F. King & Co., 77 Water Street, New York, New York, to aid in the solicitation of proxies at a total estimated cost of $8,000, plus reasonable out-of-pocket expenses. D. F. King & Co. may solicit proxies by mail, by telephone, by facsimile, by e-mail, or in person. Certain officers, directors and employees of the Company may also solicit proxies.

You may change your vote at any time before your proxy is exercised by voting in person at the Annual Meeting or delivering a later dated, signed proxy to the Secretary of the Company. Proxies will be voted in accordance with instructions on the proxy. If no instructions are specified, the named proxy holder will vote FOR Proposal 1, the election of the three nominees for director designated by the Board, and FOR Proposal 2, the Amendment to the Restated Certificate of Incorporation, and upon any other matter that may properly come before the Annual Meeting in their discretion and best judgment. The Board may nominate another person if any nominee becomes unavailable for election for any reason prior to the Annual Meeting vote. In that event, the named proxy holders will vote for that other person.

                  RECORD DATE AND VOTING AT THE ANNUAL MEETING

Stockholders owning Common Stock of the Company ("Common Stock") outstanding at the close of business on the record date, August 17, 1999, may vote at the 1999 Annual Meeting ("Annual Meeting"). On that date, 27,401,250 shares of Common Stock were outstanding. Stockholders will have one vote on each matter to be voted on for each share held on the record date. Shares cannot be voted unless the owner is present at the Annual Meeting in person or by proxy. The holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy will constitute a quorum. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining a quorum. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions and broker non-votes will be disregarded for purposes of determining whether a matter has been approved, because they are not considered votes cast.

                               BOARD OF DIRECTORS

The Restated Certificate of Incorporation and By-Laws of the Company provide that the Board shall consist of between three and fifteen directors. The exact number of directors is set from time to time by the Board and is presently set at ten. The ten members of the Board are divided into three classes: Class I (3 directors), Class II (3 directors) and Class III (4 directors). One class is elected each year for a three-year term.

The business, property, and affairs of the Company are managed under the direction of the Board. Directors are kept informed of the Company's business through discussions with the Chairman of the Board, the President and Chief Executive Officer, and other officers of the Company, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

During the fiscal year ended May 31, 1999 ("Fiscal 1999"), the Board held five meetings. All of the incumbent directors attended 75% or more of the aggregate meetings of the Board and of the Committees on which they served except for Mr. Jannotta whose attendance was 73% in the aggregate, including a special telephonic committee meeting called at a time when he was unavailable.

BOARD COMMITTEES

The Board has an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating Committee.

AUDIT COMMITTEE

The Audit Committee is comprised entirely of independent directors. Its members are Edgar D. Jannotta (Chairman), Robert D. Judson, Erwin E. Schulze, Joel D. Spungin, and Howard B. Bernick. This committee recommends to the Board the independent auditors who audit the Company's consolidated financial statements, maintains communication between the Board and its independent auditors, monitors performance of the independent auditors, has oversight of and reviews financial reporting issues and practices, has oversight of and reviews the adequacy of financial accounting controls and the organization and performance of the Company's internal systems of audit, reviews the scope and results of audits, and meets with the independent auditors and internal auditors without members of management present. The Audit Committee held three meetings during Fiscal 1999.

COMPENSATION COMMITTEE

The Compensation Committee is comprised entirely of independent directors. Its members are Erwin E. Schulze (Chairman), A. Robert Abboud, Edgar D. Jannotta, Robert D. Judson and Lee B. Stern. This committee reviews and approves compensation policies and practices for all elected corporate officers, fixes the compensation of the Chairman of the Board and the President and Chief Executive Officer, and administers the Chief Executive Officer's long-term incentive program, the annual incentive compensation programs for other officers, and the AAR CORP. Stock Benefit Plan. The Compensation Committee held two meetings during Fiscal 1999.

EXECUTIVE COMMITTEE

The Executive Committee is comprised of Ira A. Eichner (Chairman), Edgar D. Jannotta, Erwin E. Schulze and David P. Storch. The Executive Committee is authorized to meet between meetings of the Board of Directors and exercise the powers of the Board, subject to limitations imposed by law and by the Board. The Executive Committee held one meeting during Fiscal 1999.

NOMINATING COMMITTEE

The Nominating Committee is comprised of Robert D. Judson (Chairman), Ira A. Eichner, Lee B. Stern, and Richard D. Tabery. This committee reviews and recommends to the Board qualified candidates for election as directors and considers the performance of incumbent directors to determine whether they should be recommended to the Board for nomination for reelection. The Nominating Committee will consider director candidates recommended by stockholders. Stockholders may submit a recommendation to the Nominating Committee for consideration with respect to the Annual Meeting of Stockholders for the year 2000 by writing to the Secretary, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191. To be considered, recommendations must be received prior to May 1, 2000, must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations, and any other qualifications. Recommendations must also include a statement indicating that the proposed nominees have consented to being named in the proxy statement and to serve if elected. The Nominating Committee held one meeting during Fiscal 1999.

DIRECTORS' COMPENSATION

Each director who is not an officer or employee of the Company or any subsidiary ("Eligible Director") receives an annual retainer of $28,000 payable only in Common Stock, a fee of $1,750 for attendance at each meeting of the Board or of any Board committee and reimbursement of expenses. The Chairman of the Board and the chairman of each committee receives an additional $2,000 annual retainer. Each director may elect to defer receipt of the annual retainer and meeting fees pursuant to the Company's Nonemployee Directors' Deferred Compensation Plan.

In addition, each Eligible Director receives term life insurance coverage of $200,000 and a one-time grant of stock options for 10,000 shares of Company Common Stock under the AAR CORP. Stock Benefit Plan. These options can be exercised in 25% increments on each anniversary grant date at the closing New York Stock Exchange price on the date of grant.

Each Eligible Director also will receive benefits under the AAR CORP. Directors' Retirement Plan upon retirement from the Board on or after age 65 if such director has completed at least five years of service as a director. Benefits are paid quarterly in cash in an amount equal to 25% of the annual retainer payable to an active eligible director and are paid for a period equal to the total number of years of service as a director to a maximum of ten years or until death. The AAR CORP. Directors' Retirement Plan is unfunded. As of May 31, 1999, one former director was receiving retirement benefits under such Plan.

Directors who are officers or employees of the Company or any subsidiary receive no additional compensation for service on the Board or any of its committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Jannotta, a director of the Company, is a Senior Director of William Blair & Company, L.L.C. ("William Blair"). William Blair, from time to time, has rendered investment banking services to the Company and received customary compensation for those services. The Company may engage William Blair for additional services in the future.

                            BIOGRAPHICAL INFORMATION

                                                                        Director
                                                                         Since
                                                                        --------
NOMINEES:
  CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING:
A. ROBERT ABBOUD, 70: Since 1984, President of A. Robert Abboud &         1987
  Co., a private investment business.
    Other directorships: Hartmarx Corporation and Alberto-Culver
     Company.

                                                                        Director
                                                                         Since
                                                                        --------
HOWARD B. BERNICK, 47: Since 1994, President and Chief Executive          1994
  Officer of Alberto-Culver Company, a manufacturer, marketer and distributor of personal care and household products. From 1988 to
  1994, President and Chief Operating Officer of Alberto-Culver
  Company.
    Other directorship: Alberto-Culver Company.
IRA A. EICHNER, 68: Since 1973, Chairman of the Board of AAR. Mr.         1955
  Eichner founded the Company in 1955 and was its Chief Executive
  Officer until October, 1996. From 1996 until his retirement as an active executive officer on May 31, 1999, he was executive
  Chairman of the Board and Founder of the Company. Mr. Eichner is
  Mr. Storch's father-in-law.
CONTINUING DIRECTORS:
  CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING:
ERWIN E. SCHULZE, 74: Chairman Emeritus, Chicago Stock Exchange.          1977
  Since 1991, private investor. From 1981 to 1991, Chairman of the
  Board, President and Chief Executive Officer of Ceco Industries,
  Inc., a manufacturer of building products and provider of concrete forming services for the construction industry.
JOEL D. SPUNGIN, 61: Since 1995, Managing Partner, DMS Enterprises,       1992
  L.P., a consulting and management advisory partnership. From 1994 to 1999, Chairman Emeritus, and from 1988 to 1995, Chairman and
  Chief Executive Officer of United Stationers Inc.
    Other directorship: Home Products International
DAVID P. STORCH, 46: Since 1996, President and Chief Executive            1989
  Officer of AAR. From 1989 to 1996, President and Chief Operating
  Officer of AAR. From 1988 to 1989, Vice President of AAR. Mr.
  Storch is Mr. Eichner's son-in-law.
    Other directorship: Whitman-Hart, Inc.
  CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING:
EDGAR D. JANNOTTA, 68: Since 1996, Senior Director of William Blair       1964
  & Company, L.L.C., an investment banking firm ("William Blair").
  From 1995 to 1996, Senior Partner of William Blair. From 1977 to
  1995, Managing Partner of William Blair.
    Other directorships: Aon Corporation, Bandag, Incorporated,
     Molex Incorporated, Oil-Dri Corporation of America, and Unicom
     Corporation.
LEE B. STERN, 72: Since 1992, President of LBS Co., the General           1982
  Partner of LBS Limited Partnership, a member firm of the Chicago
  Board of Trade and Futures Commission Merchant since 1992. From
  1967 to December, 1992, President and Chief Executive Officer of
  Lee B. Stern & Company, Ltd., a Futures Commission Merchant. Mr.
  Stern has been a member of the Chicago Board of Trade since 1949 and an owner-director of the Chicago White Sox since 1976.
    Other directorship: Anicom, Inc.
RICHARD D. TABERY, 70: Since 1993, Aviation Business Consultant.          1989
  From 1995 to 1997, Chairman of HKS&A, Inc., an aviation consulting company. From 1988 to 1993, Vice Chairman of AAR. From 1957 to
  1988, Mr. Tabery held various positions with United Airlines,
  Inc., most recently as Senior Vice President-Maintenance
  Operations.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes, each having three-year terms that expire in successive years. At this year's Annual Meeting, the Board of Directors has determined that three directors will be elected in Class III, each to serve a three-year term expiring at the Annual Meeting in the year 2002 or until the individual is succeeded by another qualified director who has been duly elected.

The nominees for Director in Class III this year are A. ROBERT ABBOUD, HOWARD B. BERNICK, and IRA A. EICHNER.

The Board expects all nominees to serve if elected as directors. If any of them should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as nominee. Under Delaware law and the Company's By-Laws, the three nominees for director who individually receive the greatest number of votes shall be elected directors of the Company.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                    STOCKHOLDERS VOTE FOR ALL THREE NOMINEES

                                   PROPOSAL 2
               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board of Directors of the Company has unanimously approved an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 80,000,000 to 100,000,000.

Of the 80,000,000 shares of Common Stock authorized, as of August 17, 1999, 27,401,250 shares of Common Stock were outstanding. As of that date, a total of 4,779,114 shares of Common Stock were reserved for issuance upon the exercise of outstanding grants of stock options and were available for grants under the Company's stock option plans and under the Employee Stock Purchase Plan. In addition, 22,385,672 shares have been reserved pursuant to the Share Purchase Rights Plan. As a result, a total of 25,433,964 authorized shares of Common Stock remain available for future issuance.

The additional shares of Common Stock for which authorization is sought would have the same rights and privileges as the shares of Common Stock presently outstanding. Holders of the Company's outstanding Common Stock have no preemptive rights.

The Board believes that it is desirable to have the additional authorized shares of Common Stock available for possible future financing and acquisition transactions, stock dividends or splits, employee stock plans, shares to be reserved and issued under the Share Purchase Rights Plan and other general corporate purposes. The additional authorized shares of Common Stock would provide the Company with increased flexibility to issue such stock to take advantage of market conditions and foreseeable opportunities without the expense and delay of a special stockholders' meeting, unless stockholder action is otherwise required. The New York Stock Exchange, on which the Company's Common Stock is listed, currently requires stockholder approval as a prerequisite to listing shares in several instances, including transactions where the present or potential issuance of shares could result in a change of control of a company or in an increase of at least 20% of the (i) outstanding shares or (ii) voting power outstanding (as defined by the New York Stock Exchange) of a company.

There are no current plans for the issuance of additional Common Stock. Common Stock may, however, be issued by the Company from time to time in connection with its acquisition growth strategy as opportunities arise. In such event, stockholder approval will be sought if required by the New York Stock Exchange as a prerequisite to listing shares.

Although not a factor in the Board's decision to propose an increase in the number of authorized shares of Common Stock, one of the effects of an increase in authorized shares may be to make more difficult or prevent a change in control of the Company. Such shares could be privately placed with purchasers who might align themselves with the Board in opposing a hostile takeover bid. The issuance of the additional shares of Common Stock could also have the effect of diluting the stock ownership or voting rights of persons seeking to obtain control of the Company. In this respect, the Company has a Share Purchase Rights Plan which permits the Company's stockholders to purchase shares of Common Stock at a very favorable price under certain circumstances and contains other terms designed to protect against the adverse consequences to stockholders of "front-end loaded two-step takeovers" and to encourage potential acquirors to negotiate with the Company's Board.

Other provisions of the Company's Restated Certificate of Incorporation previously approved by the Company's stockholders may also be deemed to have anti-takeover effects. Article TENTH of the Restated Certificate of Incorporation provides for the classification of directors into three classes with staggered three-year terms and requires the approval by holders of 80% of the Company's voting stock for the removal of a director and for the amendment of the Company's By-Laws. Article ELEVENTH prohibits stockholder action by written consent. Article TWELFTH requires supermajority stockholder approval of certain business transactions between the Company and any beneficial owner of 10% or more of the Company's outstanding voting stock except under certain circumstances where the Board has approved such transactions. Articles TENTH, ELEVENTH and TWELFTH may not be amended without the approval by holders of at least 80% of the Company's voting stock. The Company is also authorized to issue up to 250,000 shares of Preferred Stock with such rights, preferences and limitations as may be determined by the Board. Such preferred shares could be issued in one or more transactions with terms which might deter or make more difficult a change in control of the Company. Except for the shares of Common Stock which have been reserved as described, the Company has no present plans, understandings, agreements or commitments to issue or sell additional shares of Common Stock.

The proposed amendment will be accomplished by deleting the first paragraph of Article FOURTH of the Restated Certificate of Incorporation and substituting in lieu thereof a new first paragraph of Article FOURTH to read as follows:

    "FOURTH. The total number of shares which the Corporation shall have authority to issue is One Hundred Million Two Hundred Fifty Thousand (100,250,000), of which Two Hundred Fifty Thousand (250,000) shares, at a par value of $1.00 per share, shall be Preferred Stock and One Hundred Million (100,000,000) shares, at a par value of $1.00 per share shall, be Common Stock. Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid shares and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon."

The affirmative vote of the holders of a majority of the outstanding Common Stock of the Company entitled to vote at the meeting is required to adopt the proposed amendment to the Restated Certificate of Incorporation.

                   THE BOARD RECOMMENDS THAT THE STOCKHOLDERS
                VOTE FOR THE PROPOSAL INCREASING THE AUTHORIZED
                       NUMBER OF SHARES OF COMMON STOCK.

                         OTHER MATTERS TO BE VOTED UPON
Management knows of no other matters which are to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, the named proxy holders will vote all proxies in their discretion and best judgment on such other matters.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

TABLES

The following tables show the shares of Common Stock beneficially owned, as of July 31, 1999, by (i) each director and nominee for election to the Board, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as noted, the nature of beneficial ownership for shares shown in the Tables is sole voting and/or investment power.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                                                 Percent of Shares
                                                 Number of                         Outstanding if
               Name                              Shares(1)                        greater than 1%
-----------------------------------             -----------                    ----------------------
A. Robert Abboud                                        37,832
Howard B. Bernick                                       27,500
Ira A. Eichner                                         791,333(2)                     2.9
Edgar D. Jannotta                                       37,500
Robert D. Judson                                        21,037
Howard A. Pulsifer                                      53,486
Timothy J. Romenesko                                    58,965
Erwin E. Schulze                                        20,984
Philip C. Slapke                                       133,446
Joel D. Spungin                                         20,250
Lee B. Stern                                           154,173(3)
David P. Storch                                        740,778(4)                     2.7
Richard D. Tabery                                       62,212

All directors and executive                          2,159,496(1,2,3,4)               7.9
 officers as a group

------------

(1) Includes the following shares of the identified person that may be acquired within sixty days of July 31, 1999, through the exercise of stock options: Mr. Bernick, 15,000 shares; Mr. Eichner, 160,169 shares; Mr. Jannotta, 15,000 shares; Mr. Judson, 15,000 shares; Mr. Pulsifer, 12,548 shares; Mr. Romenesko, 12,865 shares; Mr. Schulze, 15,000 shares; Mr. Slapke, 49,310 shares; Mr. Spungin, 15,000 shares; Mr. Stern, 4,273 shares; Mr. Storch, 435,394 shares; and Mr. Tabery, 34,500 shares; and all directors and executive officers as a group (13 persons), 784,059 shares.

(2) Does not include 75,000 shares which Mr. Eichner may be deemed to own a beneficial interest in, but as to which Mr. Eichner disclaims beneficial ownership.

(3) Does not include 49,500 shares which Mr. Stern may be deemed to own a beneficial interest in, but as to which Mr. Stern disclaims beneficial ownership.

(4) Includes 28,692 shares beneficially owned by Mr. Storch's wife (18,810 shares) and minor children (9,882 shares), as to which Mr. Storch disclaims beneficial ownership.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address                                                                      Number of    Percent of Shares
 of Stockholder                                                                        Shares         Outstanding
-----------------------------------------------------------------------------------  -----------  -------------------
Neuberger & Berman, LLC                                                              3,008,050(1)          10.92%
 605 Third Avenue
 New York, NY 10158-3698
Westport Asset Management, Inc.                                                      2,188,700(2)            7.9%
 253 Riverside Avenue
 Westport, CT 06880-4816

------------

(1) As of 12/31/98, Neuberger Berman, LLC ("Neuberger"), a registered investment advisor, stated that it had the following powers with respect to these shares, and that in its capacity as investment advisor, it may be deemed to have beneficial ownership of these shares. Neuberger further stated that it has no economic interest in these shares and that its clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares:

(i)        sole voting power:           1,187,800
(ii)       shared voting power:         1,809,550
(iii)      sole dispositive power:              0
(iv)       shared dispositive           3,008,050
           power:

(2) As of 2/16/99, Westport Asset Management, Inc. disclaimed beneficial ownership of these shares and stated that it had the following powers with respect to these shares:

(i)        sole voting power:                   0
(ii)       shared voting power:         2,188,700
(iii)      sole dispositive power:              0
(iv)       shared dispositive           2,188,700
           power:

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 and upon related written representations furnished to the Company with respect to its most recent fiscal year, no person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during Fiscal 1999.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

GENERAL

The Company's executive compensation program is structured and administered by the Compensation Committee of the Board of Directors. The Committee is comprised of the five individuals listed below, all of whom are independent directors of the Company.

The executive compensation program is designed to enable the Company to attract, motivate and retain talented executives capable of achieving strategic business initiatives and to reward them for their achievement. It is designed to complement the Company's short-term and long-term business objectives and to focus executives' efforts on fulfilling these objectives. The program consists of three elements: (i) base salaries which are generally set at approximately the median salary level of comparable positions in similar companies, adjusted up or down to reflect individual capabilities and responsibilities and experience levels and other relevant factors; (ii) annual variable incentive opportunities paid in cash and stock based on individual contribution and performance; and (iii) long-term incentive opportunities, in the form of stock option/restricted stock awards.

Total compensation opportunities for each executive are intended to be competitive with those offered by other companies competing for talent in the Company's employment market. In designing and administering the individual elements of the executive compensation program for each executive, the Committee strives to balance short- and long-term incentive objectives and employ prudent judgment in establishing base salary levels and performance criteria, evaluating performance and determining actual incentive payments. To ensure competitiveness and reasonableness of the Committee's compensation decisions, independent compensation consulting firms are retained periodically to advise the Committee in connection with both the design and implementation of the various elements of the program and the level of individual executive participation. The Company uses competitive compensation analyses by independent consultants to ensure that the President and Chief Executive Officer's and other executive officers' base salaries and total compensation are at an appropriate competitive level relative to compensation for such positions at other companies in the relevant employment market. Generally, as an executive's level of responsibility increases, a greater percentage of total compensation is based on performance, and the mix of total compensation shifts toward stock, thereby aligning the long-term interest of senior executives with those of stockholders. To encourage stock ownership in the Company by senior executives, the Company has established guidelines for ownership of Common Stock by senior management equal in value to 75% of salary, to be voluntarily achieved. An executive's progress towards achieving these guidelines will be one factor considered by the Committee in awarding stock compensation to the executive in the future.

BASE SALARIES

Base salary levels of all elected corporate officers, including the President and Chief Executive Officer, are reviewed annually by the Committee and may be adjusted depending upon the executive's qualifications, responsibilities, assessed performance contribution, tenure in the Company and in the position held, and competitive salary considerations relative to similar positions at selected companies in the employment market from which the Company draws its executives. Adjustments in Fiscal 1999 to the base salaries of the President and Chief Executive Officer and other executive officers named in the Summary Compensation Table reflect the factors referred to above.

ANNUAL INCENTIVE OPPORTUNITIES

The President and Chief Executive Officer has an annual performance-based incentive bonus opportunity of up to 150% of his base salary. Twenty percent of his incentive bonus is payable in three-year restricted stock. The percentage incentive bonus opportunity for other executive positions varies depending on their responsibility level and 10% of any bonus paid is payable in restricted stock.

Each fiscal year the Compensation Committee establishes specific annual cash bonus performance goals, within guidelines approved by stockholders in 1997 and intended to meet the requirements of Section 162(m) of the Internal Revenue Code, for the President and Chief Executive Officer and the Executive Vice President of the Company. These goals focus on two categories: income and balance sheet management. The importance and weighting of these two categories is established each year by the Compensation Committee. Under the category of balance sheet management, the goals include one or several of the following criteria: shareholder equity, long-term debt to capital ratio, investment rating, debt coverage, cash flow and return on invested capital. Under the category of income, the goals include one or several of the following: pre-tax income, earnings per share and net income. A participant may earn up to 100% of such participant's salary (not to exceed $4 million in any year) for meeting target goals and up to an additional 50% of salary for exceeding target goals. The amount actually earned depends on each participant's position and actual performance versus the pre-established goals.

LONG-TERM INCENTIVE OPPORTUNITIES

The long-term incentive program consists of stock option and/or restricted stock awards granted under the AAR CORP. Stock Benefit Plan approved by stockholders in 1992; Mr. Storch, President and Chief Executive Officer, is also eligible for a performance restricted share award based on performance over a four-year period pursuant to the terms of his Employment Agreement.

Stock option awards typically expire 10 years from the date of grant or earlier upon termination of employment, become exercisable in five equal increments on successive grant anniversary dates at the NYSE closing stock price on the date of grant, and are accompanied by reload features and, for certain individuals, stock rights exercisable in the event of a change in control of the Company. Restrictions imposed on restricted stock awards vary and are designed, among other things, to encourage executives to stay with the Company and to maintain a focus on long-term objectives of the Company. Typically, restricted stock grants vest over five (5) years (20% each anniversary), over seven (7) years (25% on fourth anniversary, 25% on sixth anniversary and 50% on seventh anniversary), or over 10 years (30% on fourth anniversary, 30% on 7th anniversary and 40% on 10th anniversary); restrictions on restricted stock used in lieu of cash to pay earned bonuses are released over three (3) years ( 1/3 on each anniversary). Typically, awards are subject to forfeiture if the employee terminates employment for any reason other than retirement or disability or the Company terminates employment for cause, during the award cycle. During the award cycle the participant receives dividends on the restricted shares and also has the right to vote the awarded shares.

In determining stock option and restricted stock awards, the Committee considers the recipient's position and responsibilities in the Company, performance and contributions made during the preceding year, capabilities and potential for future contribution to the Company, the number of options and awards previously granted to the recipient and, for senior management, their progress toward achieving the Company's guidelines for stock ownership by senior management.

The Board believes that Mr. Storch, as the President and Chief Executive Officer, should have the opportunity, based on performance, to become a significant shareholder and that the performance measures that govern his opportunities should be both economic and shareholder value related. Such measures should also be related to the Company's industry and investor communities and reflect business objectives of the Company over the coming years. Mr. Storch has the opportunity, under his Employment Agreement, to earn up to 540,000 performance shares at the completion of four years service as President and Chief Executive Officer (July 9, 2000) contingent upon the Company's performance compared to the performance of (i) the Company's peer group index and (ii) the S&P500 index for both return on total capital and total return to shareholders.

Mr. Storch and other named executive officers in the Summary Compensation Table below received the long-term incentive stock options and restricted stock awards reflected in the tables below. The number of shares covered by each grant reflects individual contributions and performance, as well as competitive industry practices, in the view of the Committee. The grant levels also continue the Board's emphasis on executive share ownership and further the Company's objectives of tying incentive compensation to performance and aligning executive's interests with the interests of the Company's stockholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee's action with respect to Mr. Storch's total Fiscal 1999 compensation reflects consideration of the factors discussed earlier, and the leadership role played in the performance results of the Company overall, and in maintaining the financial strength and liquidity of the Company.

In Fiscal 1999, Mr. Storch's annual base salary was increased to $610,000 and he was awarded an annual incentive bonus equal to 131% of his base salary in effect as of May 31, 1999, reflecting achievement of (i) a net income growth of 16.9%,
(ii) a long-term debt to capital ratio of 35.7%, and

(iii) maintenance of an investment grade credit rating, as well as other factors, including a substantial improvement over the prior year in consolidated net sales (up 17.4%). Mr. Storch also received 22,500 restricted shares and 195,000 option shares pursuant to the terms of his Employment Agreement. Mr. Storch's base salary has been increased to $650,000 effective June 1, 1999.

The tables which follow this report and accompanying footnotes and narrative reflect the decisions covered by the above discussion.

FEDERAL INCOME TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally prevents any public company from claiming a deduction for compensation in excess of $1 million for any executive. This deduction limitation, however, does not apply to performance-based compensation that satisfies certain requirements under Section 162(m). The Committee has determined that it is in the best interests of the Company and its shareholders to structure compensation of executive officers so that compensation will not be subject to the deduction limit to the extent that it can reasonably do so in a manner that provides adequate incentives and allows the Company to attract and retain qualified executives. However, the Committee has previously and may in the future structure compensation arrangements that under certain circumstances may be subject to the deduction limit. None of the compensation paid by the Company in Fiscal 1999 was subject to the deduction limit.

COMPENSATION COMMITTEE

    Erwin E. Schulze, Chairman
    A. Robert Abboud
    Edgar D. Jannotta
    Robert D. Judson
    Lee B. Stern

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return (including reinvestment of dividends) of the Company, the S&P (Standard & Poor's) Composite--500 Stock Index, and a peer group index selected by the Company.

The S&P Composite--500 Stock Index is comprised of domestic industry leaders in four major sectors: Industrials, Financials, Utilities and Transportation, and serves as a broad indicator of the performance of the U.S. equity market. The peer group index selected by the Company is comprised of companies engaged in engine, airframe and/or manufacturing activities in support of the aerospace/aviation aftermarket similar to those conducted by the Company. The peer group selected by the Company is comprised of the following companies:(1) Aviall, Inc., Aviation Sales Company, B.F. Goodrich Company, Kellstrom Industries, Inc., Sequa Corp., SPS Technologies Inc., Willis Lease Finance Corp., and Wyman Gordan Co.

These indices relate only to stock prices and dividends; they do not purport to provide a direct comparison of the business or financial performance of the companies comprising such indices with the Company or with each other.

         COMPARISON OF FIVE-YEAR CUMULATIVE STOCKHOLDER TOTAL RETURN(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    RETURN TO SHAREHOLDER
Index                             AAR CORP.     S&P 500       PEER GROUP
FY94                                $100.00     $100.00          $100.00
FY95                                $109.97     $120.19          $106.31
FY96                                $163.66     $154.37          $169.00
FY97                                $233.74     $199.77          $200.86
FY98                                $302.84     $261.07          $250.60
FY99                                $229.85     $315.96          $209.89

------------

(1) Banner Aerospace, Inc., included in the Company's Peer Group in prior years, was acquired during 1999 and delisted; therefore it has been deleted.

(2) Assumes $100 invested on June 1, 1994, and reinvestment of dividends in the Company's Common Stock, S&P Composite-500 Stock Index and Companies comprising the Peer Group.

COMPENSATION TABLE

The following table summarizes the total compensation earned by or paid for fiscal years 1997 through 1999 to the President and Chief Executive Officer and the four other most highly paid executive officers in Fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                Long Term Compensation
                                                                           --------------------------------
                                                                                        Awards
                                                                           --------------------------------
                                             Annual Compensation                               Securities
                                    -------------------------------------  Restricted Stock    Underlying          All Other
   Name and Principal Position        Year     Salary ($)   Bonus ($)(1)    Award(s) ($)(2)    Options (#)    Compensation ($)(3)
----------------------------------  ---------  -----------  -------------  -----------------  -------------  ---------------------
DAVID P. STORCH...................       1999     610,000       800,000          655,313          195,000             97,600
  PRESIDENT AND CHIEF                    1998     550,000       750,000          511,875          345,000             99,800
  EXECUTIVE OFFICER                      1997     450,500       500,000          361,799          200,000             98,000

IRA A. EICHNER(4).................       1999     488,000       640,000          287,550           55,800            194,000
  CHAIRMAN AND FOUNDER                   1998     440,000       600,000          415,440           36,000            199,800
                                         1997     440,500       400,000          361,800           30,000            202,600

PHILIP C. SLAPKE..................       1999     350,000       491,900          155,756           42,500             34,600
  EXECUTIVE VICE                         1998     241,500       476,160          225,030           26,250             32,900
  PRESIDENT                              1997     230,000       373,530          150,734           12,500              2,900

HOWARD A. PULSIFER................       1999     215,000       125,000           47,925           16,350             34,200
  VICE PRESIDENT,                        1998     195,000       105,000           69,240           12,000             31,400
  GENERAL COUNSEL,                       1997     177,800       100,000           90,434            7,500              3,600
  AND SECRETARY

TIMOTHY J. ROMENESKO..............       1999     220,000       143,500           83,870           26,750             21,000
  VICE PRESIDENT AND                     1998     195,000       125,000          121,170           15,000             21,300
  CHIEF FINANCIAL OFFICER                1997     158,000       100,000           90,434            7,500              3,600

------------

(1) Bonus compensation in Fiscal 1999 was paid to Mr. Storch, 80% in cash and 20% in restricted stock, to Mr. Eichner, 100% in cash, and to all others, 90% in cash and 10% in restricted stock, based on NYSE May 28, 1999, closing price. The restricted stock vests over a three year period (one-third each grant anniversary date). Dividends are paid on all shares of restricted stock.

(2) On May 31, 1999, the following shares of restricted stock were held by each named executive: Mr. Storch, 88,917; Mr. Eichner, 25,200; Mr. Slapke, 55,319; Mr. Pulsifer, 22,259; Mr. Romenesko, 29,679. The May 31, 1999,
    market value of each named executive's restricted stock is as follows: Mr. Storch, $1,756,111; Mr. Eichner, $497,700; Mr. Slapke, $1,092,550; Mr.
    Pulsifer, $439,615; Mr. Romenesko, $586,160. Vesting of long term restricted stock awards for executive officers varies from 3 years for Mr. Storch to 7 years in Fiscal 1996 and 1997 and 10 years in Fiscal 1998 for other executive officers (except for Mr. Eichner whose awards all vest in equal amounts on the 1st and 2nd grant anniversary). Dividends are paid on all shares of restricted stock.

(3) "All Other Compensation" includes the following: (i) contributions to the Company's 401(k) plan on behalf of each of the named executives as a 1% match of 1999 pre-tax elective deferred contributions (Mr. Storch, $5,400; Mr. Eichner, $5,400; Mr. Slapke, $3,800; Mr. Pulsifer, $3,100; Mr. Romenesko, $3,300), (ii) the premium paid on group term life insurance for Mr. Slapke, $1,600; Mr. Pulsifer, $6,300; and Mr. Romenesko, $1,400; and
    (iii) the value of the benefit of the remainder of the premium paid under the Company's split dollar life insurance program in the following amounts:
    Mr. Storch, $92,200; Mr. Eichner, $188,600; Mr. Slapke, $29,200; Mr.
    Pulsifer, $24,800; Mr. Romenesko, $16,300.

(4) Mr. Eichner retired as an active executive officer and employee of the Company effective May 31, 1999; he will continue in his capacity as an elected director and non-executive Chairman of the Board and Founder for his elected term. Mr. Eichner is a nominee for reelection as a director at the 1999 Annual Stockholders Meeting.

STOCK OPTIONS

Options generally become exercisable 20% each year over a five-year period. Unexercised options expire ten years after the date of grant. The stock option exercise price is equal to the fair market value (NYSE closing price) of a share of stock on the date of grant. The options have no value unless the stock price appreciates and the holder satisfies the applicable vesting requirements.

The following table shows certain information with respect to stock options granted in Fiscal 1999 to the named executive officers. It also shows how much the named executive officers potentially may realize under two hypothetical situations: if the stock gains 5% or 10% in value per year compounded over the ten year life of the options. These are assumed hypothetical rates of appreciation required to be shown by Securities Exchange Commission regulations as an example and are not a forecast of future stock price appreciation. Also included in this table by way of example is the hypothetical increase in value to all stockholders and to all employee optionees under such circumstances.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               Individual Grants
                            --------------------------------------------------------  Potential Realizable Value at
                               Number of                                              Assumed Annual Rates of Stock
                              Securities        % of Total                            Price Appreciation for Option
                              Underlying     Options Granted   Exercise                     Term of 10 Years
                            Options Granted  to Employees in     Price    Expiration  -----------------------------
Name                              (#)          Fiscal Year      ($/Sh)       Date        5% ($)         10% ($)
--------------------------  ---------------  ----------------  ---------  ----------  -------------  --------------
David P. Storch...........       195,000(1)         23.59%        $23.50    1/1/2009      2,363,166       5,988,726

Ira A. Eichner............        55,800(2)          6.75%         17.75  10/14/2008        676,229       1,713,697

Philip C. Slapke..........        42,500(2)          5.14%         17.75  10/14/2008        515,049       1,305,235

Howard A. Pulsifer........        16,350(2)          1.98%         17.75  10/14/2008        198,142         502,132

Timothy J. Romenesko......        26,750(2)          3.24%         17.75  10/14/2008        324,178         821,530

All Stockholders..........           N/A              N/A            N/A         N/A    331,812,802     840,878,787

All Employee Optionees....       796,650(2)         96.36%         19.27     Various      9,654,442      24,466,251
                                  30,103(3)          3.64%         22.96     Various        238,289         537,542

Total Optionee Gain as %
 of all Stockholder
 Gain.....................           N/A              N/A            N/A         N/A             3%              3%

----------

(1) Mr. Storch's option grant is pursuant to his Employment Agreement performance stock program which establishes the option exercise price at $23.50, the NYSE closing price on July 14, 1997, the date of Board approval of his performance stock program (adjusted for a 3-for-2 stock split issued in February, 1998).

(2) Ten year options subject to reload and rights provisions; 20% of option shares become exercisable on the 1st, 2nd, 3rd, 4th and 5th grant anniversary except for Mr. Storch's which become exercisable on July 9, 2000, and Mr. Eichner's which become exercisable in equal amounts on the 1st and 2nd grant anniversary.

(3) These are reload options resulting from exercise of an original option grant. Under the original grant, reload options result upon surrender of shares then owned by the option holder in payment of the exercise price of the initial option. The reload option is for the number of shares surrendered and expires concurrent with the original option. The reload option exercise price is equal to the fair market value of the underlying stock on the date the original option is exercised. Reload options are included in the percentage total options granted to employees shown on the chart. Values shown in the Potential Realizable Value columns are duplicative of the portion of the value disclosed in such columns in the year of the original option grant and do not represent new value above that of the original grant.

The following table shows that no stock options were exercised by named executive officers during Fiscal 1999. This table also shows the number of shares of common stock covered by both exercisable and non-exercisable stock options as of May 31, 1999, and the number and value of "in-the-money" unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                       Number of Securities
                                                                      Underlying Unexercised     Value of Unexercised In-the-
                                                                    Options at Fiscal Year-End     Money Options at Fiscal
                                                                               (#)                     Year-End ($)(1)
                                Shares Acquired   Value Realized   ----------------------------  ----------------------------
            Name                on Exercise (#)         ($)        Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------------------  -----------------  ---------------  ------------  --------------  ------------  --------------
David P. Storch..............              0                  0        360,394       753,000     2,902,334.53   1,517,040.00
Ira A. Eichner...............              0                  0        160,169       138,600     1,011,641.00     451,350.00
Philip C. Slapke.............              0                  0         49,310        83,750       206,116.50     206,507.50
Howard A. Pulsifer...........              0                  0         12,548        38,100        53,545.50     105,604.50
Timothy J. Romenesko.........              0                  0         12,865        50,900        50,620.50     126,404.50

------------

(1) Value of unexercised in-the-money options equals the fair market value of the Common Stock at May 31, 1999, less the exercise price, times the number of option shares outstanding. The most recent closing price of the Common Stock on the NYSE at May 31, 1999, was $19.75.

PENSION BENEFITS

QUALIFIED PLAN BENEFITS

The Company provides benefits to all domestic employees including the named executive officers under a qualified retirement program that includes defined benefits and 401(k)/profit sharing. The defined benefits are determined pursuant to a formula which takes into consideration years of credited service (to a maximum of 20), a percentage of the participant's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last ten calendar years of employment) and adjustments for social security "covered compensation" which is an "offset." Compensation includes cash compensation shown as income on an employee's Form W-2, reduced by certain items specified in the Plan, plus amounts contributed to the Profit Sharing Plan. Compensation for purposes of the Plan cannot exceed an annual compensation limitation of $160,000 as adjusted from time to time by the Commissioner of Internal Revenue in accordance with applicable provisions of the Code.

The aggregate salary and bonus compensation shown for the named executive officers in the Summary Compensation Table above is the compensation currently included for purposes of determining benefits under qualified plans as well as the Supplemental Key Employee Retirement Benefit Plan ("SKERP") described below. The number of years of credited service under the qualified plans, is as follows: Mr. Storch, 20 years; Mr. Eichner, 20 years; Mr. Slapke, 15 years; Mr. Pulsifer, 12 years; and Mr. Romenesko, 18 years. Benefits under the Plan may be limited by applicable laws or regulations. Profit sharing and 401(k) benefits are based on voluntary contributions by employees with a 1% match and a discretionary profit sharing contribution by the Company. The Company's discretionary profit sharing contribution has typically been in the three to four percent range.

NON-QUALIFIED PLAN BENEFITS

The Company provides supplemental retirement benefits to certain executives and key employees under the SKERP. All of the named executive officers are participants in the SKERP, except that Mr. Eichner's participation does not include supplemental defined benefits. The SKERP is designed to restore the approximate amount of employer-provided benefits under the Company's qualified retirement plan lost as a result of Code limitations, including those limiting compensation for purposes of benefit calculations. Lost benefits restored under the SKERP are determined in the same manner, using the same compensation data and years of credited service, as benefits are determined under the Company's qualified retirement program, subject to maximum compensation limits established by the Company from time to time (presently $330,000 for key employee participants and $500,000 for executive officer participants designated by the Board). The SKERP also provides for aggregate retirement benefits at 50% of final average compensation (as defined in Plan documents) for certain executive officers designated by the Board (including three of the named executive officers), subject to maximum compensation limits established by the Company from time to time and reduced by certain items specified in Plan documents. SKERP benefits are unfunded and are forfeited if the participant violates a covenant not to compete set forth in the Plan document or if employment is terminated for cause.

Mr. Eichner is also covered by an individual Supplemental Executive Retirement Plan ("SERP"). Annual benefits under the SERP are equal to 80% of the aggregate average of annual salary, bonus and long-term incentive cash payments ("cash compensation") paid for the three fiscal years in which cash compensation is highest during any ten fiscal years preceding the date of termination of active employment, subject to an offset for benefits received under the qualified defined benefit plan and certain other reductions. Mr. Eichner retired as an active employee of the Company on May 31, 1999. Based on Mr. Eichner's cash compensation history, he will receive an annual after tax retirement benefit of $540,000 under the SERP. The Company funds the benefits through an irrevocable trust arrangement with a bank. The level of funding is based on actuarial computations determined by an independent actuary. The residual in the trust upon Mr. Eichner's death will be paid to his estate or designated beneficiaries.

TABLE OF PENSION BENEFITS

The following table shows a straight life annuity pension benefit (based on 30% of an employee's final average compensation) payable annually under the AAR CORP. Retirement Plan and Supplemental Key Employee Retirement Plan ("SKERP") commencing at age 65 at various combinations of average compensation and years of service.

                             PENSION BENEFIT TABLE

                                                          Annual Benefit for
                                                           Years of Service
                                                          ------------------
    Final Average Compensation                               15        20
    ----------------------------------------------------  --------  --------
    $ 100,000...........................................  $ 22,500  $ 30,000
      125,000...........................................    28,125    37,500
      150,000...........................................    33,750    45,000
      175,000...........................................    39,375    52,500
      200,000...........................................    45,000    60,000
      225,000...........................................    50,625    67,500
      250,000...........................................    56,250    75,000
      275,000...........................................    61,875    82,500
      300,000...........................................    67,500    90,000
      350,000...........................................    78,750   105,000
      400,000...........................................    90,000   120,000
      450,000...........................................   101,250   135,000
      500,000...........................................   112,500   150,000
      600,000...........................................   135,000   180,000
      700,000...........................................   157,500   210,000
      800,000...........................................   180,000   240,000
      900,000...........................................   202,500   270,000
     1,000,000..........................................   225,000   300,000
     1,100,000..........................................   247,500   330,000
     1,200,000..........................................   270,000   360,000
     1,300,000..........................................   292,500   390,000
     1,400,000..........................................   315,000   420,000
     1,500,000..........................................   337,500   450,000

EMPLOYMENT AND OTHER AGREEMENTS

DAVID P. STORCH

The Company has an employment agreement with Mr. Storch designed to assure his continued services with the Company at a base compensation of $650,000 per year or such increased amount as the Board may determine. Mr. Storch's term of employment is continuously extended so as to have a remaining term of three years, but shall expire upon death, disability, retirement or other termination of employment.

Mr. Storch's agreement also includes: confidentiality and non-compete provisions; participation in the Company's benefit plans; a severance payment upon termination of employment by the Company for other than cause prior to a change in control of the Company equal to two times base salary then in effect; a severance payment equal to three (3) times his average cash compensation (base salary plus cash bonus) for the last two fiscal years of employment upon termination of employment under certain circumstances in the event of a change in control of the Company; an incentive bonus opportunity of up to 150% of base salary subject to annual financial targets approved by the Compensation Committee (20% of any bonus is payable in three year restricted stock); and long term incentive stock compensation consisting of an option grant of 300,000 shares (adjusted for 1998 stock split); annual restricted stock awards of up to 22,500 shares each year for four years in the discretion of the Compensation Committee; 540,000 performance shares to be granted at the completion of a four-year performance period contingent upon the Company's performance compared to the Company's Peer Group index and the S&P500 index for both return on capital and total return to shareholders; and 360,000 option shares granted in annual increments pursuant to a schedule, all of which vest at the end of the performance period.

IRA A. EICHNER

The Company has an employment agreement with Mr. Eichner which provides for employment as Chairman and Founder at a base compensation of $488,000 per year or such increased amount as the Board may determine. The term of employment is continuously extended so as to have a remaining term of three years, and expires upon death, disability, voluntary termination or attainment of age 68. The agreement also provides for retirement benefits following termination of his full-time employment with the Company under the Company's qualified retirement plan, and SERP described under "Pension Plans" above. Mr. Eichner has attained the age of 68 and retired from active employment on May 31, 1999. Accordingly, Mr. Eichner's term of employment under his Employment Agreement has expired.

The Board of Directors acknowledged the extraordinary contributions to AAR of Ira A. Eichner as he relinquished his role as an executive officer. His vision, foresight and leadership as a founder of the Company and in growing the Company from a small sole proprietorship into a position of worldwide leadership as a billion dollar NYSE public Company, recognized as the pre-eminent products and services provider in the aviation industry, is remarkable. His energetic dedication to the Company's success and to ensuring shareholder value has been unparalleled for more than 48 years. He brought diversity to the Company's capabilities and customer base through a series of strategic acquisitions, creating balance and synergies between its trading, overhaul and manufacturing businesses. He also set a standard of integrity, instilling it into the Company's culture for all employees to emulate.

In addition to leading AAR through good times and more difficult periods, achieving profitability every year since the Company's inception, Mr. Eichner emphasized the importance to the Company's future of prudent fiscal management and a strong balance sheet. He built an outstanding management team, paying special attention to successful management planning in order to provide for the Company's ongoing growth. The Board feels most fortunate that, as continuing director and nonexecutive Chairman of the Board, Ira Eichner will give his guidance and counsel to the Company's management, sharing his wealth of experience.

The Company has entered into an irrevocable trust agreement with The Northern Trust Company as trustee to fund at certain dates the Company's obligations to Mr. Eichner and his widow or other beneficiary under the retirement provisions of his employment agreement. The Company will pay bonuses to Mr. Eichner (or his widow or other beneficiary) to provide for federal, state and local income taxes incurred as a result of contributions to the trust and income earned by trust assets. Mr. Eichner's estate or designated beneficiary(ies) will receive any residual amounts in the trust after payment of all retirement and other obligations under the trust agreement.

OTHER AGREEMENTS

The Company has also entered into split dollar life insurance agreements with certain key employees, including the named executive officers. Under the agreements, the Company will fund the annual insurance premiums for the policies subject to reimbursement from the cash value or death benefit proceeds of the policies, and by the individuals for any deficiency in the event of early termination of the policies due to termination of employment by the Company for cause.

The Company has entered into severance agreements with certain key employees, including all named executive officers other than Mr. Storch and Mr. Eichner. The severance agreements are substantially identical, include confidentiality and non-compete covenants, and provide for payment of compensation and certain benefits in the event of termination of employment for other than cause, including a change in control of the Company. Severance equal to base salary plus any earned incentive cash bonus will be paid upon termination of employment by the Company for other than cause (as defined in the severance agreement) prior to a change in control of the Company; severance equal to three times average annual total compensation (base salary plus cash bonus) for the last two fiscal years of employment will be paid upon termination of employment by the Company under certain circumstances following a change in control of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Company's Board of Directors, upon recommendation of its Audit Committee, has selected KPMG LLP as its independent public accountants for the fiscal year ending May 31, 2000. Representatives of that firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

             STOCKHOLDER PROPOSALS FOR THE YEAR 2000 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at the Annual Meeting of Stockholders to be held in 2000 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to the 2000 Annual Meeting, the stockholder must submit such proposal to the Company, in writing, to be received by the Secretary of the Company, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60007, no later than May 1, 2000.

A stockholder proposal submitted outside the Rule 14a-8 process for presentation at the 2000 Annual Meeting will be considered untimely for purposes of Rules 14a-4 and 14a-5 if notice of the stockholder proposal is received by the Company after July 14, 2000.

                                          By Order of the Board of Directors

                                          Howard A. Pulsifer
                                          SECRETARY

August 23, 1999

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK OF AAR CORP., THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MAY 31, 1999. REQUESTS SHOULD BE MADE TO MR. HOWARD A. PULSIFER, SECRETARY, AAR CORP., ONE AAR PLACE, 1100 N. WOOD DALE ROAD, WOOD DALE, ILLINOIS 60191, (630) 227-2000.

AAR CORP. PROXY

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE OCTOBER 13, 1999 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE
 P SHAREHOLDERS' ROOM (21ST FLOOR) OF BANK OF AMERICA, 231 S. LASALLE STREET, CHICAGO, ILLINOIS, ON WEDNESDAY, OCTOBER 13, 1999, AT 3:00 P.M. (CST).
 R
       The undersigned hereby appoints DAVID P. STORCH and HOWARD A. PULSIFER, or either of them, with full power of substitution, as
 O Proxies, and hereby authorizes them to represent the undersigned at the 1999 Annual Meeting of Stockholders of AAR CORP. to be held on October 13, 1999, or any adjournment thereof, and to vote all shares
 X of AAR CORP. Common Stock which the undersigned would be entitled to vote if personally present.

 Y     1.  Election of three Class III directors; nominees:  A. Robert
           Abboud, Howard B. Bernick, and Ira A. Eichner (see reverse side);

       2. Amendment to Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 80,000,000 shares to 100,000,000 shares.

       AS TO EACH ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1 AND ITEM 2.

      (Continued and to be dated and signed on reverse side.)

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[AAR LOGO]

 ... meeting the needs of the aviation/aerospace industry around the world


- Albany, New York
- Amsterdam, Netherlands
- Anchorage, Alaska
- Atlanta, Georgia
- Paris, France
- Brussels, Belgium
- Cadillac, Michigan
- Clearwater, Florida
- Columbus, Ohio
- Dallas, Texas
- Elk Grove Village, Illinois
- Ft. Lauderdale, Florida
- Frankfort, New York
- Garden City, New York
- Hamburg, Germany
- Hannover, Germany
- Harrisburg, Pennsylvania
- Kansas City, Missouri
- Livonia, Michigan
- London, England
- Madrid, Spain
- Miami, Florida
- Mitcham, England
- Montreal, Canada
- Oklahoma City, Oklahoma
- Petropolis, Brazil
- Port Jervis, New York
- Prestwick, Scotland
- Ra'anana, Israel
- Seattle, Washington
- Singapore
- South Glamorgan, Wales
- Tampa, Florida
- Teterboro, New Jersey
- Windsor, Connecticut
- Winston-Salem, NC
- Wood Dale, Illinois

       PLEASE MARK YOUR
  /X/  VOTES AS IN THIS                                             6019
       EXAMPLE.

As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.

                             PLEASE MARK VOTE CLEARLY

   -----------------------------------------------------------------------
             The Board of Directors recommends a vote "FOR" item 1 and 2 described in the proxy statement:
   -----------------------------------------------------------------------

1. Election of three Class III directors     FOR          WITHHOLD AUTHORITY TO
   (nominees: A. Robert Abboud,          ALL NOMINEES*    VOTE FOR ALL NOMINEES
              Howard B. Bernick, and
              Ira A. Eichner).                 /  /                  /  /

    *(Instructions: to withhold authority to vote for any individual nominee, write that nominee's name(s) in the space below)

    -------------------------------------------------------------------


2. Amendment to Restated Certificate of Incorporation

   / / FOR    / / AGAINST    / / ABSTAIN



                                        (Please sign as name appears above.
                                         Joint owners should all sign.
                                         Executors, administrators, trustees,
                                         etc. should so indicate when signing.
                                         If signer is a corporation, sign full
                                         corporate name by duly authorized
                                         officer who adds his or her name and
                                         title.)

                                         -------------------------------------
                                         PLEASE SIGN

                                         ---------------------- Dated _____1998
                                                          (please fill in date)


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